Exhibit 99.1

Csquare Reports Record Second Quarter 2026 Results

Revenue Increased 14.5% Year-Over-Year, Record Bookings of $64.7 Million, Net Loss of $48.8 Million Reflects Pre-IPO Capital Structure, and Adjusted EBITDA Grew 21% to $120.3M

Second Quarter Highlights

•
Successfully completed the Company's initial public offering on July 17 and commenced trading on the New York Stock Exchange under the ticker symbol CSQR.
•
Total revenue increased 14.5% year-over-year to $280.4 million, driven by continued strength in the Company’s core colocation business and recurring infrastructure services.
•
Colocation revenue increased 17.5% year-over-year to $210.6 million, reflecting sustained customer demand and deployment activity.
•
Achieved bookings of $64.7 million, a 13th consecutive quarter of record bookings, reflecting strong commercial execution and broad-based demand across all customer profiles.
•
Net loss of $48.8 million, primarily reflecting higher interest expense associated with debt issued prior to IPO reduction in debt levels.
•
Adjusted EBITDA increased 21.0% year-over-year to $120.3 million demonstrating the operating leverage of the Company’s platform.

COPPELL, Texas – August 6, 2026 – Csquare, Inc. (NYSE: CSQR) ("Csquare" or the "Company"), a leading provider of carrier-neutral data center solutions, today reported financial results for the quarter ended June 30, 2026.

"Our second quarter results demonstrate the disciplined execution by our team and the continued strength of Csquare's platform," said Spencer Mullee, Chief Executive Officer of Csquare. "We delivered 14.5% revenue growth, achieved a record $64.7 million in bookings, increased Adjusted EBITDA by 21%, and continued to benefit from strong demand for our carrier-neutral digital infrastructure platform.”

"These results reflect the durability of our recurring revenue model, the strength of customer demand across our markets, and the operating leverage inherent in our business as Adjusted EBITDA margin increased 330 basis points to 46.2%. We also reached an important milestone with the successful completion of our initial public offering in July, positioning Csquare with enhanced financial flexibility to support our long-term growth strategy.”

"Demand for high-quality digital infrastructure continues to accelerate as customers expand cloud deployments, AI-enabled workloads, and mission-critical connectivity requirements. We believe our diversified portfolio, disciplined capital allocation strategy, and deep customer relationships position Csquare to capitalize on these long-term secular growth trends while creating sustainable value for shareholders."

Second Quarter 2026 Results Summary

Revenues

Revenue excluding metered power increased 12.3% to $260.2 million, underscoring the continued strength of the Company's recurring revenue base and customer expansion activity.

Second quarter total revenue increased 14.5% year-over-year to $280.4 million, compared to $244.8 million in the prior-year period. Growth was driven by continued demand for the Company's colocation platform, customer deployments across existing and newly acquired facilities, and expansion of recurring infrastructure services.

Commercial Activity

Commercial momentum remained strong throughout the quarter as Csquare generated record bookings of $64.7 million, exceeding management's expectations. Quarterly bookings represent the annualized value of new and expansion customer contracts executed during the quarter and serve as a leading indicator of future recurring revenue growth.

Demand was broad-based across enterprise customers, cloud and network providers, and large-scale infrastructure deployments. Management believes the diversity of bookings across customer segments, deployment sizes, workload types, and geographic markets demonstrates the resilience of demand and supports continued long-term growth across the platform.

Net Loss

Net loss for the second quarter of 2026 was $48.8 million, compared to a net loss of $13.9 million in the second quarter of 2025. The increase was primarily driven by higher interest expense and one-time expenses related to the Company's initial public offering.

After quarter end, the Company completed its initial public offering and used a significant portion of the proceeds to repay debt, eliminating approximately $63 million of annualized interest expense. As a result, both the elevated interest expense and the one-time IPO-related costs reflected in the second quarter are not indicative of the Company's expected go-forward earnings profile.

Adjusted EBITDA

Adjusted EBITDA increased 21.0% year-over-year to $120.3 million, compared to $99.4 million in the second quarter of 2025.Adjusted EBITDA margin expanded to 46.2%, compared to 42.9% in the prior-year period, reflecting continued revenue growth, disciplined operating execution, and the inherent operating leverage of the Company's highly recurring business model.

A reconciliation of Adjusted EBITDA to Net Loss is included in the financial tables accompanying this release.

Funds From Operations

Funds from Operations for the second quarter of 2026 were $40.8 million, compared to funds from operations of $50.2 million during the second quarter of 2025, representing a 18.9% decline year-over-year. The decrease was primarily the result of an increase in net loss, which was primarily driven by higher interest expense.

A reconciliation of FFO to Net Loss, the most directly comparable GAAP measure, is included in the financial tables accompanying this release.

2026 Guidance Summary

Metric	2026 Outlook
Total Revenue	$1,130 – $1,170 million
Adjusted EBITDA	$460 – $480 million
Recurring Capital Expenditures	$55 - $65 million
Non-Recurring Growth Capital Expenditures	$610 - $660 million* * - Includes two new large deals signed at end of Q2

The Company does not provide a reconciliation of forward-looking Adjusted EBITDA because certain items that affect the comparable GAAP measure cannot be reasonably provided without unreasonable effort.

Business Highlights

•
Generated record bookings of $64.7 million, marking the Company's 13th consecutive quarter of sequential bookings growth and reflecting sustained demand across enterprise, cloud, and network customers.
•
Expanded contracted power capacity by 44% year-over-year to 410 MW, supported by strategic acquisitions and continued customer deployments. Contracted utilization reached 107%, demonstrating demand that exceeds current sellable capacity and is supported by the Company's development pipeline and planned capacity expansions.
•
Executed strategic portfolio optimization initiatives through the divestiture of two underperforming leased data centers. As a result, sellable capacity totaled 385 MW as of June 30, 2026, while improving the overall quality and efficiency of the Company's operating portfolio.
•
Improved customer retention, with quarterly net revenue churn declining to 2.4%, compared to 2.9% in the prior-year period, reflecting continued customer satisfaction and the resilience of the Company's recurring revenue base.
•
Continued investing in long-term growth, deploying $128 million of growth capital expenditures during the quarter while investing an additional $15 million in recurring capital expenditures to maintain and enhance the Company's core infrastructure platform.

IPO Highlights

During July 2026, Csquare successfully completed its initial public offering of 50.0 million shares of common stock at a public offering price of $21.00 per share and commenced trading on the New York Stock Exchange under the ticker symbol NYSE: CSQR.

The IPO represents a significant milestone in the Company's evolution and strengthens its ability to execute its long-term growth strategy. As a public company, Csquare believes it is well positioned to benefit from enhanced access to capital markets, increased visibility among customers and investors, and greater strategic and financial flexibility.

On July 27, 2026, the underwriters exercised their option to purchase an additional 7,499,000 shares at the initial public offering price. The offering generated approximately $1.16 billion in net proceeds, after underwriting discounts and commissions.

The Company used the net proceeds to repay outstanding indebtedness, significantly reducing leverage and strengthening its balance sheet to support future investment opportunities. The debt repayment is expected to reduce the Company's annual interest expense by approximately $63 million, improving future earnings and cash flow.

Management believes its strengthened capital structure, diversified digital infrastructure platform, and continued investment in capacity expansion position Csquare to capitalize on favorable long-term industry trends and create sustainable value for shareholders.

Conference Call and Webcast Information

Csquare will host a conference call to discuss its second quarter 2026 results.

Date: August 6, 2026

Time: 5:00pm ET

Webcast: https://app.webinar.net/x07g2Pl2BMQ

A live webcast of the conference call will be available in the Investor Relations section of the Company's website. A replay of the webcast will be available shortly following the conclusion of the event.

About Csquare

Csquare is a leading North American digital infrastructure platform providing carrier-neutral colocation and interconnection services that support the applications powering the modern economy. The company owns and operates a geographically diverse portfolio of highly engineered data centers across major metropolitan markets in the United States, Canada and the United Kingdom.

Csquare delivers mission-critical infrastructure solutions to a diversified base of enterprise, network, cloud and technology customers. Its facilities provide secure space, resilient power, advanced cooling and dense connectivity ecosystems that enable customers to deploy and operate critical IT infrastructure with confidence.

Through its enterprise-focused approach and interconnection-rich environments, Csquare helps organizations scale efficiently while supporting demanding workloads, including hybrid cloud architectures, latency-sensitive applications and emerging AI-enabled use cases.

Headquartered in Coppell, Texas, Csquare is committed to delivering exceptional reliability, operational excellence and long-term customer partnerships across its portfolio.

For additional information, visit www.Csquare.com.

Key Business Metrics

	Q2 2026	Q2 2025
Contracted Power Capacity (MW)	410 MW	285 MW
Sellable Power Capacity (MW)	385 MW	328 MW
Contracted Power Sold (%)	107%	87%
Net Revenue Churn (%)	2.4%	2.9%
Bookings (Annualized)	$64.7 M	$49.4 M

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures, including Adjusted EBITDA and FFO. Management believes these measures provide useful supplemental information regarding the Company's operating performance, cash-generating ability, and underlying business trends.

These measures should not be considered as alternatives to financial measures prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). Reconciliations to the most directly comparable GAAP measures are included in the accompanying financial tables.

We prepare our financial statements in conformity with U.S. GAAP, though we believe evaluating our ongoing results of operations may be difficult if limited to reviewing only GAAP financial measures. Accordingly, we use non-GAAP financial measures to supplement our evaluation of our operations.

We believe that these non-GAAP financial measures, when taken collectively with our U.S. GAAP financial statements, may be helpful to investors because they allow for greater transparency into what measures we use in operating our business and measuring our performance and enable comparison of financial trends and results between periods where items may vary independent of business performance. These non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies. Because of these limitations, our non-GAAP financial measures should not be considered in isolation or as substitutes for net (loss) income, or any other measure calculated in accordance with U.S. GAAP, as applicable, and should be considered together with our GAAP financial measures and the reconciliations to the corresponding GAAP financial measures set forth in this press release.

Adjusted EBITDA

We define Adjusted EBITDA as net (loss) income, excluding (i) income taxes, (ii) interest expense, (iii) depreciation and amortization, (iv) gain on lease modification, (v) loss on extinguishment of debt, (vi) bargain purchase gain, (vii) other income (loss), net, and (viii) transaction and other costs. Transaction and other costs consist primarily of acquisition and integration costs, restructuring costs, costs associated with our initial public offering, and employee loan extinguishment expenses directly attributable to specific transactions. The employee loan extinguishment costs are recorded within Selling, marketing, general and administrative expenses in our Condensed Consolidated Statements of Operations. Management uses Adjusted EBITDA as a key measure of our operating performance and to assess the results of our business excluding certain items that we believe are not indicative of our core operating results. In addition, we believe Adjusted EBITDA is frequently used by securities analysts, investors, and other interested parties in the evaluation of data centers and other real estate companies. However, because Adjusted EBITDA is calculated before recurring cash charges, including interest expense and income taxes, which represent significant recurring cash charges necessary to operate our business, and is not adjusted for capital expenditures or other recurring cash requirements of our business, it should not be considered a measure of liquidity or an indicator of our cash flows and its utility as a measure of our performance is limited. Further, Adjusted EBITDA does not reflect our cash requirements or our ability to generate cash to meet those obligations. Other companies may calculate Adjusted EBITDA differently than we do and, as a result, Adjusted EBITDA may not be comparable to other companies’ Adjusted EBITDA. Accordingly, Adjusted EBITDA should not be viewed in isolation or as a substitute for net (loss) income or any other performance measure calculated in accordance with U.S. GAAP. Note: Adjusted EBITDA margin excludes metered power revenue.

Funds from Operations

Management uses FFO, which is a non-GAAP financial measure commonly used in the real estate industry. This measure is used by management to evaluate performance corresponding to the retail colocation data center industry which has similarities to other real estate type companies. FFO is calculated in accordance with the standards approved by the Board of Governors of the National Association of Real Estate Investment Trusts. FFO represents net (loss) income (calculated in accordance with GAAP), excluding, when applicable (i) loss or gain from the disposition of real estate assets, (ii) depreciation and amortization and (iii) impairment write-downs of real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

Management uses FFO as a supplemental performance measure because, in excluding the items identified in the calculation, it provides a performance measure that, when compared year over year, captures trends in utilization rates, pricing and operating costs. In addition, we believe FFO is frequently used by securities analysts, investors, and other interested parties in the evaluation of data centers and other real estate companies. However, because FFO excludes depreciation and amortization and does not capture the changes in the value of our data centers that result from use or market conditions, or the level of capital expenditures necessary to maintain the operating performance of our data centers, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. Other companies may calculate FFO differently than we do and, as a result, FFO may not be comparable to other companies’ FFO. Accordingly, FFO should not be considered in isolation or as a substitute for net (loss) income or any other performance measure calculated in accordance with U.S. GAAP.

Discussion of Non-GAAP Financial Measures

	Three months ended June 30,
(dollars in thousands)	2026	2025
Adjusted EBITDA	$120,315	$99,418
FFO	$40,754	$50,223

	Six months ended June 30,
(dollars in thousands)	2026	2025
Adjusted EBITDA	$228,601	$185,724
FFO	$59,299	$79,041

Adjusted EBITDA increased by $20.9 million, or 21%, to $120.3 million for the three months ended June 30, 2026, compared to $99.4 million for the three months ended June 30, 2025, and increased by $42.9 million, or 23%, to $228.6 million for the six months ended June 30, 2026, compared to $185.7 million for the six months ended June 30, 2025. This increase reflected continued improvement in operating performance across our platform, driven by growth in recurring colocation and interconnection revenues and operating leverage from our cost structure.

	Three months ended June 30,
(dollars in thousands)	2026	2025
Net loss	$(48,827)	$(13,928)
Adjustments:
Interest expense	92,826	51,566
Income tax expense (benefit)	12,231	(2,199)
Depreciation and amortization	89,581	64,151
Other loss (income), net	2,933	(1,929)
Gain on lease modification	(40,043)	—
Transaction and other costs	11,614	1,757
Adjusted EBITDA	$120,315	$99,418

	Six months ended June 30,
(dollars in thousands)	2026	2025
Net loss	$(114,780)	$(48,843)
Adjustments:
Interest expense	181,189	106,119
Income tax expense (benefit)	482	(7,657)
Depreciation and amortization	174,079	127,884
Loss on extinguishment of debt	—	5,313
Other loss (income), net	5,551	(1,625)
Gain on lease modification	(40,043)	(51)
Transaction and other costs	22,123	4,584
Adjusted EBITDA	$228,601	$185,724

FFO decreased by $9.5 million, or 18.9%, to $40.8 million for the three months ended June 30, 2026, compared to $50.2 million for the three months ended June 30, 2025 and decreased by $19.7 million, or 25%, to $59.3 million for the six months ended June 30, 2026, compared to $79.0 million for the six months ended June 30, 2025. This decrease was primarily attributable to an increase in net loss, primarily driven by higher interest expense resulting from the assumption of the 2021 ABS Notes in connection with the 2025 Portfolio Acquisition and interest incurred on additional ABS notes issued during the latter part of 2025. These impacts were partially offset by improved operating performance driven by growth in recurring revenue and a gain on lease modification incurred during the second quarter.

The following table presents the calculation of FFO for the periods presented, with a reconciliation to the most comparable GAAP metric:

	For the three months ended June 30,
(dollars in thousands)	2026	2025
Net loss	$(48,827)	$(13,928)
Adjustments:
Depreciation and amortization	89,581	64,151
FFO	$40,754	$50,223

	For the six months ended June 30,
(dollars in thousands)	2026	2025
Net loss	$(114,780)	$(48,843)
Adjustments:
Depreciation and amortization	174,079	127,884
FFO	$59,299	$79,041

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements include, but are not limited to, statements regarding the Company's expectations, beliefs, objectives, plans, strategies, future performance, growth opportunities, market demand, trends in bookings, portfolio optimization, AI inference adoption, embedded expansion opportunities, capital allocation strategy, financial position and other statements that are not historical facts. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "seek," "should," "target," "will," "would," and similar expressions.

Forward-looking statements are based on management's current expectations and assumptions and are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, among others, changes in general economic conditions; our concentration in certain geographic areas; demand for colocation and connectivity services; competition; the availability of utility power, fiber connectivity and other critical infrastructure; customer demand and retention; our customer concentration; the pace and extent of AI adoption; a long sales cycle for our products and services; the Company's ability to execute its growth strategy and expansion projects; capital market conditions; regulatory developments; cybersecurity incidents; and the other risks described in the Company's filings with the U.S. Securities and Exchange Commission, including the "Risk Factors" section of the Company's Registration Statement on Form S-1.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except as required by applicable law, Csquare undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

Investor Relations

IR@csquare.com

Michael Bowen, SVP Investor Relations

michael.bowen@csquare.com

917-685-8071

www.Csquare.com

Csquare, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues	$280,351	$244,751	$550,813	$477,510
Costs and operating expenses:
Cost of revenues, excluding depreciation and amortization	133,206	122,613	269,660	246,138
Selling, marketing, general and administrative	35,170	22,720	60,892	45,648
Depreciation and amortization	89,581	64,151	174,079	127,884
Gain on lease modification	(40,043)	—	(40,043)	(51)
Transaction and other costs	3,274	1,757	13,783	4,584
Total costs and operating expenses	221,188	211,241	478,371	424,203
Income from operations	59,163	33,510	72,442	53,307
Interest expense	(92,826)	(51,566)	(181,189)	(106,119)
Loss on extinguishment of debt	—	—	—	(5,313)
Other (loss) income, net	(2,933)	1,929	(5,551)	1,625
Loss before income taxes	(36,596)	(16,127)	(114,298)	(56,500)
Income tax (expense) benefit	(12,231)	2,199	(482)	7,657
Net loss	$(48,827)	$(13,928)	$(114,780)	$(48,843)

Net loss per share:
Basic and diluted	$(0.47)	$(0.13)	$(1.10)	$(0.47)
Weighted average common shares outstanding:
Basic and diluted	103,887	103,887	103,887	103,887

Csquare, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$120,843	$140,159
Restricted cash	209,517	263,257
Due from related parties	7,768	144,451
Accounts receivable, net	134,711	90,708
Prepaid assets	14,359	7,013
Other current assets	61,143	73,307
Total current assets	548,341	718,895
Property and equipment, net	4,062,607	3,951,089
Right-of-use assets	319,863	355,237
Goodwill	537,233	541,493
Intangible assets, net	404,825	436,299
Other assets	130,445	91,410
Total assets	$6,003,314	$6,094,423

Liabilities and stockholders'/member's deficit
Current liabilities:
Accounts payable	$47,933	$34,477
Accrued expenses	123,578	128,606
Due to related parties	3,335	—
Contract liabilities, current	100,653	96,358
Operating lease liabilities, current	39,566	41,755
Finance lease liabilities, current	13,209	15,020
Total current liabilities	328,274	316,216
Contract liabilities, net of current portion	159,990	122,762
Long-term related party loan	75,000	—
Long-term debt, net of deferred financing costs	4,890,179	4,755,553
Operating lease liabilities, net of current portion	320,117	391,577
Finance lease liabilities, net of current portion	422,787	428,364
Deferred tax liabilities	154,669	165,600
Other liabilities, non-current	40,915	41,097
Total liabilities	6,391,931	6,221,169
Stockholders'/member's deficit:
Member's interest	—	1,094,620
Common stock	1,039	—
Additional paid-in capital	1,092,791	—
Accumulated deficit	(1,469,893)	(1,225,641)
Accumulated other comprehensive (loss) income	(12,554)	4,275
Total stockholders'/member's deficit	(388,617)	(126,746)
Total liabilities and stockholders'/member's deficit	$6,003,314	$6,094,423

Csquare, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,
	2026	2025
Operating activities
Net loss	$(114,780)	$(48,843)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	174,079	127,884
Amortization of deferred financing costs	24,116	11,837
Employee loan extinguishment	8,340	—
Loss on extinguishment of debt	—	5,313
Deferred income tax benefit	(6,562)	(8,167)
Gain on modification of leases	(40,043)	(51)
Unrealized loss on foreign exchange transactions	10,247	—
Other operating activities	4,103	370
Changes in operating assets and liabilities:
Accounts receivable	(47,309)	(25,144)
Prepaid and other current assets	3,682	(1,736)
Operating lease right-of-use assets	20,708	26,552
Due to (from) related parties	4,161	260
Other assets	(36,669)	(21,771)
Accounts payable and accrued expenses	8,474	(46,343)
Other long-term liabilities	40,012	63,499
Operating lease liabilities	(18,938)	(18,130)
Net cash provided by operating activities	33,621	65,530
Investing activities
Purchase of property and equipment	(277,976)	(113,200)
Related party loans and deposits	127,590	—
Net cash used in investing activities	(150,386)	(113,200)
Financing activities
Borrowings on long term debt, net of discount	—	908,204
Repayments on long-term debt	—	(646,695)
Borrowings on revolving credit facility	112,000	60,000
Repayments on revolving credit facility	—	(207,900)
Repayment of finance lease liabilities	(6,116)	(8,066)
Distributions to members	(130,528)	—
Contributions from members	266	732
Borrowings - related party	75,000	—
Payment of debt financing cost	(443)	(20,847)
Net cash provided by financing activities	50,179	85,428
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	(1,216)	(66)
Cash, cash equivalents and restricted cash
Net change in cash, cash equivalents and restricted cash	$(67,802)	$37,692
Balance, beginning of period	403,416	120,587
Balance, end of period	$335,614	$158,279
Reconciliation of cash and cash equivalents and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$120,843	$32,296
Restricted cash	209,517	125,983
Long-term restricted cash held within Other assets	5,254	—
Total cash and cash equivalents and restricted cash	$335,614	$158,279
Supplemental disclosure of cash flow information:
Taxes paid (received)	$5,016	$(217)
Interest paid	$156,597	$98,576

Csquare, Inc.

Disaggregation of Revenues

(in thousands)

Revenues

	Three months ended June 30,
(dollars in thousands)	2026	2025	$ Change	% Change
Colocation	$210,616	$179,313	$31,303	17.5%
Interconnection	24,661	27,493	(2,832)	(10.3%)
Other	12,580	12,885	(305)	(2.4%)
Recurring revenues	247,857	219,691	28,166	12.8%
Non-recurring revenues	12,345	12,028	317	2.6%
Metered power revenues	20,149	13,032	7,117	54.6%
Total revenues	$280,351	$244,751	$35,600	14.5%

	Six months ended June 30,
(dollars in thousands)	2026	2025	$ Change	% Change
Colocation	$413,957	$354,558	$59,399	16.8%
Interconnection	49,614	54,034	(4,420)	(8.2%)
Other	25,603	22,498	3,105	13.8%
Recurring revenues	489,174	431,090	58,084	13.5%
Non-recurring revenues	19,701	21,005	(1,304)	(6.2%)
Metered power revenues	41,938	25,415	16,523	65.0%
Total revenues	$550,813	$477,510	$73,303	15.4%